UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: March 27, 2014

GulfSlope Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51638	16-1689008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 CityWest, Suite 800
Houston, Texas  77042
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (281) 918 4100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2014, the Company’s board of directors increased the size of the board from 2 to 4 members and elected Paul L. Morris and Richard S. Langdon to fill these vacancies.

Both Messrs. Morris and Langdon will be nominees for election by the shareholders at the 2014 Annual Meeting.  The Board has determined that Messrs. Morris and Langdon are independent as “independence” is currently defined in applicable U.S. Securities and Exchange Commission rules”.  Messrs. Morris and Langdon have been appointed as members of the Company’s Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Paul L. Morris has served as director since March 2014.  Mr. Morris founded Elk River Resources, LLC in August 2013 to explore and develop oil and gas potential in the oil-producing regions of the southwest United States.  Mr. Morris has served as chairman and chief executive officer of Elk River Resources since inception.  Prior to Elk River Resources, Mr. Morris served as president and chief executive officer from 1988 to September 2013 of Wagner & Brown, Ltd., an independent oil and gas company headquartered in Midland, Texas.  With Wagner & Brown, Mr. Morris oversaw all company operations including exploration and production activities in eight states as well as in France, England, and Australia, and affiliates involved in natural gas gathering and marketing, crude oil purchasing and reselling, pipeline development, construction and operation and compressed natural gas (CNG) design, fabrication and operations.  Mr. Morris served as president of Banner Energy from 1981 until 1988.  Mr. Morris graduated from the University of Cincinnati with a Bachelor of Science degree in Mechanical Engineering in 1964.  Mr. Morris has also completed the Executive Management Program in the College of Business Administration of Penn State University.

Richard S. Langdon has served as director since March 2014.  Mr. Langdon is currently serving as president, chief executive officer and chairman of KMD Operating Company LLC, a privately held exploration and production company, since November 2011.  Mr. Langdon has also been serving as the interim president and chief executive officer of Gasco Energy, Inc., a publicly traded exploration and production company, since May, 2013.  Mr. Langdon serves as chairman of the board of managers of Constellation Energy Partners LLC and is a member of its compensation, nominating and conflicts committees, and the chairman of its audit committee, and has served as a director of Gasco Energy, Inc. since 2003.  Mr. Langdon served as president and chief executive officer of Matris Exploration Company L.P., a privately held exploration and production company from July 2004 and executive vice president and chief operating officer of KMD Operating from August 2009 until the merger of Matris Exploration into KMD Operating in November 2011, which merger was effective January 2011. From 1997 until 2002, Mr. Langdon served as executive vice president and chief financial officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, Mr. Langdon held various positions with the Pennzoil Companies from 1991 to 1996, including executive vice president, international marketing (Pennzoil Products Company); senior vice president, business development (Pennzoil Company); and senior vice president, commercial & control (Pennzoil Exploration & Production Company). Mr. Langdon graduated from the University of Texas at Austin with a Bachelor of Science degree in Mechanical Engineering in 1972 and a Masters of Business Administration in 1974.

In connection with Messrs. Morris and Langdon acceptance to act as directors of the Company, each received 500,000 shares of restricted stock, of which ½ will vest on March 27, 2015 and the remaining ½ will vest on March 27, 2016.

In 2013, pursuant to the Company’s 2013 private placement of its common stock for a purchase price of $0.12 per share, Paul Morris purchased 1,666,667 shares of the Company’s common stock and Richard Langdon purchased 416,667 shares of the Company’s common stock.

Other than as disclosed herein, there are no arrangements or understandings between Messrs. Morris or Langdon and any other persons pursuant to which either was appointed as a director of the Company. There are no other transactions in which Messrs. Morris and Langdon have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Subsequent to the appointment of Messrs Morris and Langdon, on March 27, 2014, James Askew resigned from his position as a director of the Company to focus on other opportunities. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices. The Board has not filled the vacancy created by Mr. Askew’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 1, 2014

GULFSLOPE ENERGY, INC.

By:	/s/ John N. Seitz
John N. Seitz, Chief Executive Officer